UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2007

Icagen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50676	56-1785001
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 350 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 941-5206

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 28, 2007, Icagen, Inc. (the “Company”) and General Electric Capital Corporation (“GE”) entered into a Master Security Agreement (the “GE Agreement”) to finance the purchase of new laboratory and manufacturing equipment, office equipment, computer hardware and office furniture, in each case approved by GE, as identified in the collateral schedules attached to each promissory note evidencing borrowings under the GE Agreement (the “Eligible Equipment”) as well as the cost of software licenses, freight, installation, sales tax and similar costs approved by GE (the “Soft Costs”). The GE Agreement provides for a credit facility of up to $1,000,000 and for the grant to GE of a first priority perfected security interest in all Eligible Equipment financed thereunder. Under the terms of the GE Agreement, at no time shall the ratio (expressed as a percentage) of (i) the portion of the advances under the credit facility that are used by the Company to finance Soft Costs to (ii) the aggregate of all advances made to the Company under the facility since November 28, 2007 exceed 15%, and the aggregate principal amount of all advances used to finance Soft Costs must not exceed $150,000. Any Eligible Equipment that is evidenced by an invoice with a purchase date more than 90 days prior to the funding date for the advance applicable to such equipment shall be subject to a discount to be agreed upon between the Company and GE. The funding period under the GE Agreement extends through December 31, 2007.

Borrowings under the GE Agreement will be evidenced by promissory notes, a form of which is appended to the GE Agreement (the “Notes”). Borrowings under each Note must be for a minimum principal amount of $50,000. The Notes bear interest at a fixed rate of 11.30% per annum and are payable in 42 consecutive monthly installments of principal and accrued interest in the case of Eligible Equipment other than computer hardware and in 36 consecutive monthly installments of principal and accrued interest in the case of computer hardware and Soft Costs. If the Company is greater than 10 days late in making a payment due under a Note or any related agreement or document (each, a “Debt Document”), a late fee of 5% of the amount of the overdue payment will apply, which shall not in any event exceed the lawful maximum amount of interest. Additionally, if the Company is more than 10 days late in making a payment under a Note or other Debt Document or is in default under, or fails to perform any term or condition contained in the Debt Documents, the entire principal sum remaining unpaid under the Notes, together with all interest thereon and any other sum payable under other Debt Documents, may become immediately due and payable at GE’s election, and shall bear interest thereon at the lesser of 18% per year or the highest rate not prohibited by applicable law from the date of such accelerated maturity until paid. The Company may not prepay any indebtedness under a Note without the express written consent of GE.

The obligations of the Company under the GE Agreement may be accelerated upon the occurrence of an event of default under the GE Agreement. An event of default includes customary events of default, including, without limitation, payment defaults, including late payments, as described above; breaches of covenants, obligations, representations or warranties made by the Company to GE; bankruptcy and insolvency related defaults; defaults by the Company under any other obligation in excess of $100,000 for borrowed money, the deferred purchase price of property or payments due under any lease agreement; subject to certain exceptions, a change of control of the Company without prior written approval by GE or a material adverse change in the Company’s financial condition, as reasonably determined solely by GE.

The Company has not yet borrowed any funds under the GE Agreement, but expects to borrow approximately $500,000 within the next few weeks.

The foregoing summary of the GE Agreement is subject to, and qualified in its entirety by, the GE Agreement attached to this Form 8-K as Exhibit 99.1, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAGEN, INC.

Date: November 30, 2007	By:	/s/ P. Kay Wagoner
P. Kay Wagoner
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Master Security Agreement, dated as of November 28, 2007, between the Company and General Electric Capital Corporation